Exhibit 3.54
ARTICLES OF INCORPORATION OF
TEXAS COMMUNITY LIVING VENTURES
We, the undersigned natural persons of the age of eighteen years or more, at least two of whom are citizens of the State of Texas, acting as the incorporators of a corporation under the Texas Business Corporation Act, hereby adopt the following Articles of Incorporation for such corporation.
ARTICLE I.
NAME
The name of the corporation is Texas Community Living Ventures, Inc.
ARTICLE II.
PERIOD OF DURATION
The period of it’s duration is perpetual.
ARTICLE III.
PURPOSE
The purpose for which the corporation is organized is the transaction of any and all lawful business.
ARTICLE IV.
SHARES
The aggregate number of shares which the corporation has authority to issue is one million shares of the par value of one cent (1c) each. The shares are designated as Common Stock and have identical rights and privileges in every respect.
ARTICLE V.
COMMENCEMENT

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of one thousand dollars ($1,000.00), consisting of money, labor done or property actually received.
ARTICLE VI.
REGISTERED OFFICE AND AGENT
The street address of it’s initial registered office and the name of it’s initial registered agent at such address is Jon D. Hannum, 6200 Mopac Expwy., Suite 106, Austin, Texas 78759.
ARTICLE VII.
INITIAL DIRECTORS
The number of directors constituting the initial board of directors of the corporation is two, and the names and addresses of the persons who are to serve as the initial directors are:

Name	Address

Jon D. Hannum	8140 Greenslope
Austin, Texas 78759

A. Keith Barton	4205 Bull Creek Road 78731
ARTICLE VIII.
The name and street address of each incorporator is:

Name	Address

Jon D. Hannum	8140 Greenslope
Austin, Texas 78759

A. Keith Barton	4205 Bull Creek Road 78731
The incorporators are eighteen years of age or more and are citizens of Texas.
ARTICLE IX.
PRE-EMPTIVE RIGHTS

No shareholder or other person shall have any pre-emptive right whatsoever.
ARTICLE X.
BYLAWS
The initial by-laws shall be adopted by the Board of Directors. The power to alter, amend. or repeal the by-laws or adopt new bylaws is vested in the Board of Directors.
ARTICLE XI.
NUMBER OF VOTES
Each share has one vote on each matter on which the share is entitled to vote.
ARTICLE XII.
A majority vote is sufficient for any action which requires the vote of concurrence of shareholders.
ARTICLE XIII.
NONCUMULATIVE VOTING
Directors shall be elected by majority vote. Cumulative voting will not be permitted.
ARTICLE XIV.
     (A) Persons. The corporation shall indemnify, to the extent provided in paragraphs (B), (D), or (F):
          (1) any person who is or was director, officer, agent or employee of the corporation, and
          (2) any person who serves or served at the corporation’s request as a director, officer, agent, employee, partner or trustee of another corporation or of a partnership, joint venture, trust or other enterprise.
     (B) Extent-Derivation Suits. In case of a suit by or in the right of the corporation against a person named in paragraph (A) by reason of his holding a position named in paragraph (A), the corporation shall Indemnify him if he satisfies the standard in paragraph (C), for expenses (including attorney’s fees but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the suit.
     (C) Standard-Derivation Suits. In case of a suit or in the right of the corporation, a person named in paragraph (A) shall be indemnified only if:
          (1) he is successful on the merits or otherwise, or
          (2) he acted in good faith in the transaction which is the subject of the suit, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnify for such expenses as the court shall deem proper.
     (D) Extent-Nonderivative Suits. In case of a suit, action or proceeding, (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the corporation, together referred to as a nonderivative suit, against a person named in paragraph (A) by reason of his holding a position named in paragraph (A), the corporation shall indemnify him if he satisfies the standard (E), for amount actually and reasonably incurred by him in connection with the defense of settlement of the nonderivative suit as
          (1) expenses (including attorney’s fees),
          (2) amounts paid in settlement
          (3) judgments, and
          (4) fines.

     (E) Standard-Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph (A) shall be indemnified only if:
          (1) he is successful on the merits or otherwise, or
          (2) he acted in good faith in the transaction which is the subject of the nonderivative suit, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, he has not reason to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person failed to satisfy the standard of this paragraph (E) (2).
     (F) Determination That Standard Has Been Met. A determination that the standard of paragraph (C) or (E) has been satisfied may be made by a court. Or, except as stated in paragraph (C) (2) (2d sentence), the determination may be made by:
          (1) a majority of the directors of the corporation (whether or not a quorum) who were not parties to the action, suit, or proceeding, or
          (2) independent legal counsel (appointed by a majority of the director of the corporation, whether or not a quorum, or elected by the shareholder of the corporation) in a written opinion, or
          (3) the shareholders of the corporation.
     (G) Proration. Anyone making a determination under paragraph (F) may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.
     (H) Advance Payment. The corporation may pay in advance any expenses (including attorney’s fees) which may become subject to indemnification under paragraphs (A)-(G) if:

          (1) the board of directors authorizes the specific payment and
          (2) the person receiving the payment undertakes in writing to repay unless it is ultimately determined that he is entitled to indemnification by the corporation under paragraphs (A)-(G).
     (I) Nonexclusive. The indemnification provided by paragraphs (A)-(G) shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.
     (J) Continuation. The indemnification and advance payment provided by paragraphs (A)-(H) shall continue as to a person who has ceased to hold a position named in paragraph (A) and shall inure to his heirs, executors, and administrators.
     (K) Insurance. The corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in paragraph (A), against any liability incurred by him in any such position, or arising out of his status as such, whether or not the corporation would have power to indemnify him against such liability under paragraphs (A)-(H).
     (L) Reports. Indemnification payments, advance payments, and insurance purchases and payments made under paragraphs (A)(K) shall be reported in writing to the shareholders of the corporation with the next notice of annual meeting, or within six months, whichever is sooner. In witness whereof, I have here unto set my hand this the 19th day of May, 1986.

/s/ Jon D. Hannum
Jon D. Hannum

/s/ A. Keith Barton
A. Keith Barton

STATE OF TEXAS       §
COUNTY OF TRAVIS §
     Before me, the undersigned, a Notary Public is and for said County and, State, on this day personally appeared Jon D. Hannum, and A. Keith Barton known to me to be the persons whose names are subscribed to the foregoing instrument and acknowledged to me under oath that the same was the act of the said Texas Community Living Ventures, a corporation, and that they have executed the same as the act of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.
     Given under my hand and seal of office, this 19th day of May, 1986.

/s/ Shirley F. Johnson
Notary Public, County of
Austin, Texas

MY COMMISSION EXPIRES: 3/20/88.

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:
ARTICLE I.
NAME
     The name of the corporation is Texas Community Living Ventures, Inc.
ARTICLE II.
PERIOD OF DURATION
     The following amendment to the Articles of Incorporation was adopted by the sole shareholder of the corporation on March 1st, 1989. The amendment alters or changes Article One of the original or amended Articles of Incorporation and Article One is amended to read as follows:
“The name of the corporation is EduCare Community Living Corporation — Gulf Coast.”
ARTICLE III.
PURPOSE
     The number of shares of the corporation outstanding at the time of such adoption was 1,000,000; and the number of shares entitled to vote thereon was 1,000,000
ARTICLE IV. SHARES
     The holder of all of the shares outstanding and entitled to vote on said amendment has signed a consent in writing adopting said amendment.
ARTICLE V.
COMMENCEMENT
     The manner in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected, is as follow: stock certificates bearing the previous corporate name shall be exchanged for stock certificates for an equal number of shares bearing the name as amended hereby.

EduCare Community Living Corporation — Gulf Coast (previously named Texas Community Living Ventures, Inc.)
By:	/s/ A. Keith Barton
A. Keith ‘Barton, President

By:	/s/ Moonyeen Weiss
Moonyeen Weiss, Secretary

STATE OF TEXAS
COUNTY OF HARRIS
     BEFORE ME, a notary public, on this day personally appeared A. Keith Barton, known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.
     GIVEN under my hand and seal of office this 2nd day of March, A.D., 1989.

/s/ Elaine A. Baumgartner

Notary Public — STATE OF TEXAS

My Commission Expires: 10/10/92

Elaine A. Baumgartner Printed Name of Notary